Exhibit 10.24
CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE
This Confidential Severance Agreement and General Release (“Agreement”) is entered into this 31st day of August, 2005, by and between StarTek USA, Inc. (“StarTek”) and Lawrence Zingale (“Employee”). As used in this Agreement, “StarTek” shall include StarTek USA, Inc. and all of its parent, subsidiary and affiliated entities.
RECITALS
A.	Employee has been employed by StarTek in the capacity of Executive Vice President, Chief Operating Officer.

B.	Employee wishes to separate as an employee of StarTek effective September 30, 2005 (the “Separation Date”), and both parties desire to memorialize their agreement with respect to the terms and conditions of Employee’s termination of employment. The Separation Date is Employee’s last physical working day with StarTek.

C.	StarTek is willing to provide severance pay and continuation of benefits as set forth herein in consideration of Employee entering into this Agreement and complying with Employee’s obligations hereunder.
AGREEMENT
In consideration of the foregoing recitals and the mutual promises contained herein, the parties agree as follows:
1.	Employee hereby separates as an employee effective as of Separation Date.

2.	In exchange for the release of claims and general waiver set forth in paragraphs 9 and 10 below, compliance by Employee with the non-disparagement and confidentiality provisions set forth in paragraphs 11 and 12 below, and compliance with Employee’s ongoing obligations set forth in the Executive Confidentiality and Non-Competition Agreement (the “Executive Agreement”) addressed in more detail in paragraphs 2(e) and 14, below, StarTek agrees to provide Employee with the following after Employee has executed this Agreement and the revocation period set forth in paragraph 10(i) below has expired:
a.	Nine (9) months of severance pay in the aggregate amount of Two hundred and sixty-two thousand, nine hundred and forty-five dollars and eight cents (“$262,945.08”) based on Employee’s current base salary, less any and all required deductions and withholdings. Specifically, severance pay equaling a period of three (3) months in the amount of Eighty-seven thousand, six hundred and forty-eight dollars and thirty-six cents (“87,648.36”) will be paid in a lump-sum payment on October 7, 2005, less any and all required deductions and withholdings. The remaining severance pay equaling a period of six (6) months in the amount of One hundred and seventy-five thousand, two hundred and ninety-six dollars and seventy-two cents (“175,296.72”) will be paid in a lump-sum payment on January 9, 2006, less any and all required deductions and withholdings.

b.	An incentive bonus of Sixty thousand dollars (“$60,000”) paid on January 9, 2006, less any and all required deductions and withholdings, if clearly agreed upon milestones are met by Employee as of September 30, 2005 (see attached list of agreed upon milestones). Employee will receive written confirmation on Separation Date, a copy of which will also be placed in Employee’s personnel file, regarding commitment by StarTek to pay said incentive bonus on January 9, 2006.

c.	The sum of Three thousand, eight hundred and twenty-three dollars and twenty cents (“$3,823.20”) representing nine (9) months of the company contribution to Employee’s medical insurance in the aggregate amount, the receipt and sufficiency of which Employee hereby acknowledges, to be paid on October 7, 2005, less any and all required deductions and withholdings.

d.	Accrued, but unused Paid Time Off in accordance with StarTek’s current policies as of the Separation Date to be paid on October 7, 2005, less any and all required deductions and withholdings. Employee acknowledges that payment of such amount shall discharge and liquidate all amounts payable to Employee for accrued Paid Time Off.

e.	A release of Employee’s post-employment non-compete obligations set forth in paragraphs 4(B) and 4(C) of the Executive Agreement. The parties agree that all terms contained in paragraph 4(B) and 4(C), including any right Employee may have to receive severance or termination pay, are hereby waived and nullified, but that Employee remains subject to certain ongoing post-termination obligations set forth in the Executive Agreement including but not limited to those set forth in paragraph 4(D) of the Executive Agreement. In addition, and in further consideration for the payments he is receiving under this Agreement, Employee agrees that he will not be involved in the solicitation of services to any StarTek client as of September 30th, 2005 for any other company until after October 1st, 2006.
3.	If Employee was previously issued stock options, Employee has 90 days from the Separation Date to exercise any vested options. Vested options must be exercised during this period to avoid forfeiture. All unvested options as of the Separation Date shall terminate. Questions regarding stock options can be directed to Shelby Test-Peralta by calling 303-262-4524.

4.	Medical, dental, and vision coverage will end on September 30, 2005. After September 30, 2005, Employee may timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Information regarding COBRA will be sent to Employee directly from our third-party administrator.

5.	Employee shall return to StarTek any and all property of StarTek, including, without limitation, company badges, keys, pagers, codes, lists, tapes, discs, computer hardware, software and proprietary databases and/or codes, and all information comprising or relating to StarTek’s computer and telephone systems, network security, and customer information.

6.	Employee agrees not to have any direct or indirect contact with any customers, vendors, or individuals employed by StarTek to discuss any matters relating to the business of StarTek.

7.	Employee agrees he will not access, or attempt to access, StarTek’s computer network and/or databases. Further, Employee shall not modify or circumvent, or attempt to modify or circumvent, StarTek’s computer network or security and/or databases.

8.	StarTek agrees to provide a reference upon request to StarTek’s human resources department from any prospective employer with whom Employee has applied for employment. Any such reference to prospective employers shall only provide information describing Employee’s dates of employment with StarTek and positions held by Employee.

9.	For and in consideration of this Agreement, Employee, for himself and his respective heirs, successors and assigns, hereby releases and discharges StarTek, its successors, assigns, affiliates, parent corporation, agents, representatives, attorneys, principals, insurers, its past and present directors, officers, shareholders and employees, and any and all other persons, firms or corporations who are or might be liable through StarTek (collectively, the “StarTek Releasees”), from any and all claims, actions, causes of action, damages, demands, costs, loss of service, expenses, wages, or compensation of any kind (hereinafter “Claims”), whether such Claims are known or unknown, arising from the beginning of time to the date of this Agreement. The Claims released by this Agreement include, but are not limited to, any and all Claims arising out of or relating to the statements, actions or omissions of any StarTek Releasee; all Claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance or regulation or common law, including, without limitation, Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Colorado Wage Act, the Colorado Anti-Discrimination Act, the Family and Medical Leave Act, or any similar state laws or statutes; all Claims for alleged wrongful discharge, breach of contract (including but not limited to any claim for severance or termination pay under paragraph 4(B) of the Executive Agreement), breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law; all Claims for compensation of any kind, including, without limitation, salary, bonuses, commissions, wages, stock-based compensation or stock options, vacation pay, 401(k) contributions; all Claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; all Claims for attorneys’ fees, costs and interest; and all Claims relating to Employee’s employment with StarTek and/or Employee’s separation from StarTek. It is Employee’s intention to fully, finally, and forever settle and release any and all Claims that do exist, may exist, or heretofore have existed by Employee against StarTek.

10.	Employee acknowledges that:
     a. By executing this Agreement, Employee waives all rights or claims, if any, that Employee may have against StarTek under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);
     b. This Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;
     c. The aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against StarTek arising under the ADEA;
     d. Employee is not waiving rights and claims that Employee may have under the ADEA against StarTek that may arise after the date on which this Agreement is executed;
     e. Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;
     f. Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Agreement;
     g. Employee has been given a period of 21 days from the date on which Employee receives this Agreement, not counting the day upon which Employee receives the Agreement, within which to consider whether to sign this Agreement;
     h. If Employee wishes to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this paragraph 10, Employee may do so;
     i. Employee has been given a period of 7 days following the execution of this Agreement to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA; and
     j. To revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to:
Shelby Test-Peralta
Vice President
Human Resources
StarTek, Inc.
100 Garfield Street
Denver, CO 80206
11.	Employee agrees not to disparage StarTek, its employees, officers, directors, products or services in any way.

12.	Employee acknowledges that he occupied a position of trust and confidence at StarTek and had access to confidential information regarding StarTek. For purposes of this Agreement, “Confidential Information” shall mean all information concerning StarTek or its directors, officers, employees, agents or other representatives, regardless of the form of communication, together with all notes, analyses, studies, interpretations or other documents prepared by Employee to the extent containing or otherwise reflecting, in whole or in part, any such information; provided, however, the term “Confidential Information” shall not mean information that is or becomes generally available to the public, other than as a result of a disclosure by Employee or any of his representatives in breach or violation of this Agreement. Employee agrees to keep all Confidential Information and the terms of this Agreement STRICTLY CONFIDENTIAL and that he will cause the same of all of his representatives. Employee further agrees that he will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose such Confidential Information or the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena or to an order of a court of competent jurisdiction, except that Employee may disclose the terms of this Agreement to Employee’s spouse, attorney and tax or financial advisor. If disclosure is made to any of the persons listed above, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential.

13.	The parties agree that, except for the non-compete and associated termination pay provisions contained in paragraphs 4(B) and 4(C) of the Executive Agreement, the entire Executive Agreement remains in place and is not replaced, superseded or invalidated by this Agreement. Specifically, Employee acknowledges and agrees that he remains subject to the post-termination duties and obligations set forth in paragraphs 1 (Confidentiality), 2 (Proprietary Property), 3 (Ownership of Ideas and Documents), and 4(D) (non-solicitation of employees) contained in the Executive Agreement. In addition, and in further consideration for the payments he is receiving under this Agreement, Employee agrees that he will not be involved in the solicitation of services to any StarTek client as of September 30th, 2005 for any other company until after October 1st, 2006.

14.	It is expressly agreed that the provisions of paragraphs 11, 12 and 13 above are essential provisions of, and partial consideration for StarTek entering into this Agreement. Employee agrees that if he violates the terms of paragraphs 11, 12 and 13, StarTek shall be entitled to recover liquidated damages in the amount of the aggregate severance payment referenced in paragraph 2(a) above as well as the full incentive bonus referenced in paragraph 2(b) above and the aggregate amount of company contribution to medical insurance referenced in paragraph 2(c) above, and StarTek shall be awarded its attorneys’ fees and costs relating to enforcement of paragraphs 11, 12 and 13.

15.	Employee will, at any future time, be available upon reasonable notice from StarTek, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters concerning which Employee has or may have knowledge as a result of or in connection with his employment by StarTek. In performing his obligations under this paragraph to testify or otherwise provide information, Employee will honestly, truthfully, forthrightly, and completely provide the information requested. Employee will comply with this paragraph upon notice from StarTek that StarTek or its attorneys believe that Employee’s compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims StarTek will pay all reasonable and necessary expenses that Employee incurs in performing such activities and, to the extent Employee faces any individual liability for acts or omissions that occurred while serving as an officer of StarTek, will provide the same insurance coverage, indemnification and other protections, as if Employee was still an officer of StarTek.

16.	Employee agrees to indemnify and hold StarTek and each StarTek Releasee harmless from and against any and all claims, damages, losses and liabilities (including reasonable attorneys’ fees and expenses) arising out of or resulting from any breach of this Agreement by Employee. Employee agrees that irreparable injury may result to StarTek if Employee breaches any provision hereof and that money damages would not be a sufficient remedy therefore. Employee therefore agrees that if he engages, or causes or permits any other person to engage, in any act in breach of any provision hereof, then StarTek shall be entitled, in addition to all other remedies, damages and relief available under applicable law or this Agreement, to seek an injunction prohibiting Employee (or such other person) from engaging in any such act or specifically enforcing this Agreement.

17.	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

18.	The validity, meaning, and effect of this Agreement shall be determined in accordance with the laws of the State of Colorado.

19.	No waiver, modification, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought.

20.	This Agreement and the Executive Agreement referenced in paragraphs 2(e) and 13 above, contain the entire agreement between the parties relating to the matters addressed herein, and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

21.	Any provision of the Agreement which is unenforceable or invalid or the inclusion of which would affect the validity, legality or enforcement of this Agreement, shall be of no effect, but all the remaining provisions of the Agreement shall remain in full force and effect.

22.	In the event of any controversy, claim or suit affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable expenses, including reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Signature of President & Chief Executive Officer StarTek USA, Inc.	/s/ Steve Butler Steve Butler	8/31/05 Date

Employee Signature	/s/ Lawrence Zingale	8/31/05

	Lawrence Zingale	Date